Exhibit 23.b

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of Crown Holdings, Inc. on Form S-4 of our report dated March 8, 2018 (December 6, 2018 as to Note 15) related to the consolidated financial statements of Signode Industrial Group Holdings (Bermuda) Ltd. and its subsidiaries as of and for the year ended December 31, 2017, appearing in the Current Report on Form 8-K/A (Amendment #2) of Crown Holdings, Inc. dated December 6, 2018, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
December 6, 2018